Exhibit 99.1

Immediate	Karen Widmayer
(202) 729-1789
karen.widmayer@carramerica.com

K. DANE BROOKSHER JOINS CARRAMERICA BOARD OF DIRECTORS

Washington D.C. – December 16, 2005 – CarrAmerica Realty Corporation’s (NYSE:CRE) Board of Directors today unanimously approved the election of K. Dane Brooksher to the Board. This increases the size of the Company’s Board of Directors to nine. Mr. Brooksher will serve on the Audit and Investment Committees of the Board.

Mr. Brooksher has served as Chairman of ProLogis, the world’s largest global provider of distribution services and facilities since March 1999. He also served as Chief Executive Officer from March 1999 to December 2004. From November 1993 to March 1999 Mr. Brooksher was Co-Chairman and Chief Operating Officer of ProLogis. Prior to joining ProLogis, Mr. Brooksher was with KPMG, LLP for over 32 years, serving as Mid-West area managing partner and Chicago office managing partner. He was a member of the firm’s Board of Directors, Management Committee and was the International Development Partner responsible for Belgium, The Netherlands and Netherlands Antilles.

Mr. Brooksher earned his Bachelor of Arts from the College of William and Mary, where he is a director and past chairman of the Business School Foundation (formerly the Board of Sponsors). He is also trustee emeritus and past treasurer of the William and Mary Endowment Association, member of the President’s Council and recipient of the 1991 Alumni Medallion. Mr. Brooksher is currently a Director of Qwest Communications International, Inc., Pactiv Corporation, Cass Information Systems, Inc., and a member of the Advisory Board of the J. L. Kellogg Graduate School of Management, Northwestern University.

CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The company has become one of America’s leading office companies by meeting the needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 294 operating office properties, totaling approximately 27 million square feet. CarrAmerica’s markets include Austin, Chicago, Dallas, Denver, Los Angeles, Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at http://www.carramerica.com.

-###-